STOCK PURCHASE AGREEMENT

     PURCHASE AGREEMENT, made this ____ day of March, 1999 by and between The Simon Group, LLC, a New York limited liability company ("Seller") and Palisade Private Partnership, L.P., a Delaware limited partnership ("Purchaser").

                              W I T N E S S E T H:

     A. Seller owns an aggregate of 45,045,045 shares of common stock, par value $.01 per Share (the "Common Stock"), and Common Stock Equivalents of Aris Industries, Inc., a New York corporation (the "Company"), consisting of 24,107,145 shares of Common Stock and 2,093,790 shares of Series A Preferred Stock, par value $.01 per share (the "Preferred Stock"), which will be convertible into 20,937,900 shares of Common Stock, for which it paid $20 million pursuant to a Securities Purchase Agreement dated as of February 26, 1999 (the "SPA") by and among Seller, the Company and others named therein. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the SPA.

     B. Seller desires to sell 1,759,591 shares of Common Stock and 152,826 shares of Preferred Stock (collectively the "Shares") and Purchaser desires to purchase the Shares.

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, and agreements herein contained, the parties hereby agrees as follows:

     1. Purchase and Sale of the Company Stock.

          1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (as herein defined), Purchaser shall purchase, and Seller shall sell the Shares free and clear of all liens, claims, charges, restrictions, options and encumbrances of any kind or nature, but subject to the restrictions contained in the Shareholders Agreement (herein defined) and the other restrictions contained herein.

          1.2 Delivery of Certificates; Restrictive Legend. At the Closing, Seller shall deliver to Purchaser certificates representing the Shares with stock powers duly endorsed for transfer. The following legend shall be placed on the certificates representing the Shares:

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE BLUE SKY OR SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND BLUE SKY LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION, OR AN EXEMPTION FROM THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH ACTS OR LAWS, OR UNLESS SUCH ACT OR LAWS DO NOT APPLY. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE SHAREHOLDERS AGREEMENT, DATED AS OF FEBRUARY 26, 1999, AS AMENDED, INITIALLY AMONG THE ISSUER, THE ORIGINAL HOLDER OF THIS CERTIFICATE AND THE OTHER SUBJECT SHAREHOLDERS REFERRED TO THEREIN AND TO A STOCK PURCHASE AGREEMENT DATED MARCH ___, 1999 (THE "PURCHASE AGREEMENT"). THE SHAREHOLDERS AGREEMENT AND THE PURCHASE AGREEMENT CONTAIN PROVISIONS RESTRICTING THE TRANSFER OF SECURITIES EVIDENCED BY THIS CERTIFICATE UNDER CERTAIN CIRCUMSTANCES. SUCH AGREEMENTS ALSO CONTAIN PROVISIONS REQUIRING THE VOTE

          OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE AS DIRECTED BY OTHER SHAREHOLDERS.

     2. Purchase Price and Payment. The purchase price for the Shares shall be $2,000,000, which shall be payable at Closing by wire transfer of immediately available funds to an account designated in writing by Seller.

     3. Closing. The Closing of the sale and purchase of the Shares shall take place at the offices of Shapiro Forman & Allen LLP, 380 Madison Avenue, New York, New York at 10:00 a.m. on the date that is one business day after Seller notifies Purchaser that it has certificates representing the Shares for delivery (the "Closing"). Seller shall use commercially reasonable efforts to obtain such certificates as promptly as possible.

     4. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

          4.1 Organization, Existence, Qualification and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of New York and has the power and authority to enter into and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite company action and this Agreement has been duly executed and delivered by Seller. Assuming the due execution and delivery by Purchaser, this Agreement is legal, valid and binding upon Seller in accordance with its terms subject as to enforcement to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law.

          4.2 No Breach or Default. The execution, delivery and performance of this Agreement by Seller and the consummation of the sale of the Shares contemplated by this Agreement do not and will not (i) violate Seller's constitutive documents; (ii) violate any law or regulation applicable to Seller; or (iii) result in the breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any indenture, mortgage, deed or trust, lease or sublease, contract or other agreement or instrument to which Seller is a party or by which it or any of its properties is bound, including, without limitation, the SPA, the Shareholders Agreement, the Registration Rights Agreement (herein defined) and any other instruments, documents or agreements relating to the transactions contemplated thereby.

          4.3 Ownership of the Shares. Seller is the sole, true and lawful owner of the Shares being sold hereby, and holds the Shares free and clear of all liens, claims, charges, restrictions, options, encumbrances or preemptive rights of any kind or nature whatsoever and the transfer of the Shares hereunder at the Closing will vest in Purchaser good and valid title to the Shares, free and clear of all liens, claims, charges, restrictions, options, encumbrances or preemptive rights of any kind or nature whatsoever, but subject to the restrictions contained in the Shareholders Agreement and the other restrictions contained herein.

          4.4 Offering Exemption. Subject to the accuracy of the representations and warranties of Purchaser set forth under Article 5 of this Agreement, the offering and sale of the Shares to Purchaser hereunder is exempt from registration under the Act, pursuant to Section 4(2) thereof, and under applicable state securities and "blue sky" laws.

          4.5 Transaction Documents. Seller has delivered to Purchaser true and complete copies of the SPA (including the schedules thereto), the Shareholders Agreement (the "Shareholders Agreement") and the Equity Registration Rights Agreement (the "Registration Rights Agreement") executed and delivered in connection with Seller's investments in the Company.

     5. Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants to Seller as follows:

          5.1 Organization, Existence, Qualification and Authority. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the power and authority to enter into and perform its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser have been duly and validly authorized by all requisite company action and this Agreement has been duly executed and delivered by Purchaser. Assuming the due execution and delivery by Seller, this Agreement is legal, valid and binding upon Purchaser in accordance with its terms subject as to enforcement to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law.

          5.2 No Breach or Default. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the purchaser of the Shares contemplated by this Agreement do not and will not (i) violate Purchaser's constitutive documents; (ii) violate any law or regulation applicable to Purchaser; or (iii) result in the breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any indenture, mortgage, deed or trust, lease or sublease, contract or other agreement or instrument to which Purchaser is a party or by which it or any of its properties is bound.

          5.3 Accredited Investor. Purchaser is an "Accredited Investor" as that term is defined in Section 2(15) of the Act, and Rule 501 of Regulation D promulgated thereunder. Specifically, Purchaser is an entity in which all of the equity owners are accredited investors.

          5.4 Access to Information. Respecting the Company and its financial condition and any other matters relating to the Company, Purchaser is not relying on any information provided to it by Seller or any of its agents, employees or members including, without limitation, Arnold Simon or David Fidlon, except as set forth in Section 4.5 hereof.

          5.5 Knowledge and Sophistication. (a) Purchaser has such knowledge and experience in finance, securities, investments and other business matters so as to be capable of evaluating the merits and risks of the investment contemplated hereby, and is able to bear the economic risk of such investment, and, at the present time, is able to afford a complete loss of such investment.

          (b) Purchaser acknowledges that the Shares have not been registered under the Act and the sale of the Shares is restricted by the Act, the Shareholders Agreement and the terms hereof.

          5.6 Investment Intent. Purchaser is acquiring the Shares for its own account for investment and not with a view to the sale or distribution thereof or the granting of any participation therein, and has no present intention of distributing or selling to others any of such interest or granting participations therein.

          5.7 Investment Representation Letter. Purchaser has executed the Investment Representation Letter, attached hereto as Exhibit A.

          5.8 Restrictions on Indirect Investments. Purchaser's investment policies prohibit it from investing in an entity in which a managing member or general partner receives a "carried interest" (e.g., payments in excess of pro rata allocations and distributions of profits).

     6. Further Agreements.

          6.1 Restrictions on Transfer; Voting; Tag-Along Rights. Under the terms of the Shareholders Agreement, Seller may not transfer the Shares unless the transferee grants Seller exclusive dispositive and voting power with respect to such transferred Shares. In order to comply with such provisions, Purchaser hereby agrees that it (x) will not transfer any of the Shares without the prior written consent of the Seller, (y) will sell the Shares on such terms and conditions as Seller shall direct, provided that Seller is selling some or all of its Shares simultaneously on the same terms and conditions, and (z) will vote the Shares on all matters that are to be voted on, whether or not at an annual or special meeting of shareholders or by written consent in such manner as Seller shall direct. To effectuate clause (z), Purchaser shall execute and deliver an irrevocable proxy in the form attached hereto as Exhibit B in favor of Seller with respect to the Shares.

          6.2 Agreement to be Bound by Shareholders Agreement. Purchaser, as transferee of the Shares, acknowledges that the transfer of such shares is restricted by the Shareholders Agreement and hereby (a) acknowledges receipt of a copy of such Agreement, and (b) agrees to be bound as a Simon-Affiliated Subject Shareholder by the terms of the Shareholders Agreement, as the same has been or may be amended from time to time pursuant to the terms thereof, provided, that, Seller shall not amend, modify or supplement the Shareholders Agreement in a manner that adversely affects Purchaser's rights or obligations thereunder without Purchaser's prior written consent (which consent will not be unreasonably withheld). Notwithstanding the foregoing, in the event of a Simon Indirect Transfer involving, or the liquidation of, Purchaser, Purchaser and Seller shall cooperate with one another and use commercially reasonable efforts to enable Purchaser to make such Indirect Transfer or Liquidation without triggering the Non-Simon

     Subject Shareholders' Tag-Along Rights under Section 6.2 of the Shareholders Agreement, if such rights are applicable, provided however that such transferees shall be bound by, and receive the benefits of, this Agreement and the Shareholders Agreement.

          6.3 Participation in Seller's Demand Registration Rights; Tag-Along Rights and Right of First Offer. In the event Seller exercises its demand registration rights under the Equity Registration Rights Agreement, it shall afford Purchaser the right to include in any such registration statement such number of Shares as equal the number of Shares to be registered multiplied by a fraction ("Purchaser's Pro Rata Share"), the numerator of which is the number of Shares then owned by Purchaser, and the denominator of which is the total number of Shares then owned by Simon-Affiliated Subject Shareholders. In the event Seller proposes to sell shares of the Company's Common Stock in a transaction that would give rise to Tag-Along Transfer Rights to Apollo under the Shareholders Agreement, Purchaser shall have the same Tag-Along Rights as if it were a "Non-Simon Subject Shareholder" within the meaning of the Shareholders Agreement. In the event Seller exercises its "Right of First Offer" under the Shareholders Agreement, Purchaser shall have the right to purchase from Seller, upon the same terms and conditions on which it purchases the Shares pursuant to such First Offer Rights, Purchaser's Pro Rata Share of the number of Shares purchased by Seller.

          6.4 Right to Participate in Indemnification Claims. In the event Simon commences, and prevails upon, any claim for indemnification under the SPA, Purchaser shall be entitled to receive 10% of the amount recovered by Simon less expenses incurred in seeking such indemnification but not reimbursed by the Company, provided, however, to be entitled to participate in such recovery, Purchaser shall have agreed to bear 10% of the expenses incurred by Seller and not reimbursed to pursue its claims under the SPA. Prior to bringing a claim for indemnification, Seller shall inform Purchaser of the nature or basis of such claim and provide it such information as it may reasonably request.

     7. General Matters.

          7.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement notwithstanding any investigation at any time made by or on behalf of any party or parties hereto.

          7.2 Notices, etc. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof), on the next business day when sent by overnight courier service or three days after mailing when sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                                    If to Seller to:

                                    The Simon Group, LLC
                                    1385 Broadway
                                    New York, New York 10018
                                    Attention: Arnold Simon
                                    Facsimile No.: 212-642-4265


                                    With a copy to:

                                    Robert W. Forman, Esq.
                                    Shapiro Forman & Allen LLP
                                    380 Madison Avenue
                                    New York, New York 10017
                                    Facsimile No.: 212-557-1275

                                    If to Purchaser to:

                                    Mark Hoffman
                                    Palisades Private Partnership, LP
                                    One Bridge Plaza
                                    Fort Lee, New Jersey 07024
                                    Facsimile No.: 201-585-7552


                                    With a copy to:

                                    Stephen J. Gulotta, Jr., Esq.
                                    Squadron Ellenoff Plesent & Sheinfeld, LLP
                                    551 Fifth Avenue
                                    New York, New York, 10176
                                    Facsimile No.: 212-697-6686

          7.3 Further Assurances. Subject to the provisions of this Agreement, the parties will take, or cause to be taken all action, and do, or cause to be done, all things reasonably necessary or proper to consummate and make effective the transactions contemplated by this Agreement.

          7.4 Modification; Termination. This Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

          7.5 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any other prior instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

          7.6 Governing Law; Jurisdiction; Legal Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws and provisions thereof. The parties hereto irrevocably consent to the jurisdiction of the courts of the State of New York and of any Federal court located in such state in connection with any action or proceeding arising out of or relating to this Agreement, or the transaction contemplated hereby. In any such action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with Section 7.2. In the event of any dispute, as part of any judgment, the party substantially prevailing in its claims or defense shall be entitled to its reasonable attorneys fees, costs, disbursements and expert witness fees.

          7.7 Counterparts. This Agreement may be executed in counterparts, each of which is an original but all of which shall constitute one instrument.

          7.8 Severability. If any provision of this Agreement shall be prohibited under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          THE SIMON GROUP, LLC

                                          By: /s/  ARNOLD SIMON
                                              ----------------------------
                                              Arnold Simon
                                              Managing Member


                                          PALISADE PRIVATE PARTNERSHIP, LP

                                          By: /s/
                                              ----------------------------